Exhibit 99.1

MagnaChip Announces Extension of Stock Repurchase Program

SEOUL, South Korea and CUPERTINO, Calif., August 13, 2012 — MagnaChip Semiconductor Corporation (“MagnaChip”) (NYSE: MX), a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products, today announced that its Board of Directors approved an extension of its existing stock repurchase program through October 27, 2013. The stock repurchase program, originally adopted effective October 27, 2011, had been scheduled to terminate on October 27, 2012. The Board also increased the total amount of common stock the Company may purchase under the stock repurchase program by an additional $25 million, subject to applicable legal and contractual restrictions, for a maximum aggregate repurchase amount under the program of up to $60 million. As of June 30, 2012, the Company had repurchased an aggregate amount of $28.7 million of common stock under the program.

The repurchase program does not obligate the Company to repurchase a minimum number of shares, and the program may be commenced, suspended, canceled or resumed at any time without prior notice. The timing and extent of any repurchases will depend upon prevailing market conditions, the trading price of the Company’s common stock and other factors, and subject to contractual restrictions and restrictions under applicable law and regulations.

Sang Park, MagnaChip Chairman and CEO, commented, “We believe the extension of the share repurchase program we are announcing today continues to represent an effective use of our cash and demonstrates the confidence we have in MagnaChip’s financial strength. The Board of Directors believes that our stock represents an attractive investment for MagnaChip and its investors, and expresses our ongoing commitment to increasing shareholder value.”

About MagnaChip Semiconductor

Headquartered in South Korea, MagnaChip Semiconductor is a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high volume consumer applications. MagnaChip believes it has one of the broadest and deepest range of analog and mixed-signal semiconductor platforms in the industry, supported by its 30-year operating history, a large portfolio of registered and pending patents and extensive engineering and manufacturing process expertise. For more information, please visit www.magnachip.com.

CONTACTS:

In the United States: Robert Pursel Director of Investor Relations Tel. 408-625-1262 robert.pursel@magnachip.com	In Korea: Chankeun Park Senior Manager, Public Relations Tel. +82-2-6903-3195 chankeun.park@magnachip.com

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